EXHIBIT 99.1

99 CENTS ONLY STORES REPORTS IT WILL DELAY ITS FOURTH QUARTER 2003 EARNINGS RELEASE.

     CITY OF COMMERCE, CA -- February 4, 2004 - 99 Cents Only Stores (R) (NYSE:NDN) will delay reporting its fourth quarter 2003 results and has cancelled its earnings conference call (previously scheduled for February 4, 2004), due to certain matters raised in a comment letter from the SEC's Division of Corporation Finance regarding the accounting related to the reported disposition of Universal International in the year 2000, and pending finalization of an increase to its California workers' compensation reserve for year-end 2003.
     Matters raised in the comment letter could impact the Company's reported results for year 2000 and subsequent periods. Any such potential impact would be of a non-cash nature and would not affect the net worth of the Company.
     The amount of the California workers' compensation reserve increase is pending a determination of the actuarial calculations of liability and accounting methodology. The earnings impact from the workers' compensation reserve increase is estimated to be $0.04 to $0.07 per share for the fourth quarter.
     Absent the above items (including the estimated increase to the California workers' compensation reserve of $0.04 to $0.07 per share), the Company estimates fourth quarter earnings would have been $0.27 per share.
     Retail sales for the fourth quarter were $236.0 million, up 18.9% over 2002. Total fourth quarter sales, including wholesale sales, increased 17.4% to $247.5 million. Retail sales and total sales for the 2003 year were $816.3 million and $862.5 million, up 23.0% and 20.8%, respectively.
     Fourth quarter 2003 gross margin was 40.7%, compared to 40.8% in 2002. Retail gross margin for the fourth quarter was 41.7%, versus 42.1% in 2002. This change results from category mix shifts with continued focus on food. Retail gross margin for the year was 41.3% compared to 41.7% in 2002. Total annual gross margin was 40.1%, same as 2002. The food category continues to grow at a higher rate than overall sales growth.
     During 2004, the Company plans to add 48 new 99 Cents Only Stores with approximately 24 in Texas, 17 in California, 6 in Arizona and 1 in Nevada. The Company expects about 50% of its 2004 Texas stores will be in the Dallas market. On January 29, 2004 the Company opened its first store in the Dallas area. The initial sales from the first Dallas store opening were consistent with typical California openings.
     The Company plans to grow 2004 EPS by at least 20% and square footage by at least 25%. The Company opened three stores in January 2004 and expects to open 10 stores in the first quarter and 13 to 15 stores in the second quarter.
     During 2003, the Company opened 38 stores. For 99 Cents Only Stores open all of 2003, the average net sales per saleable square foot was $308 and the average annual net sales per store was a record $4.9 million.
     99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 191 retail stores in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores. The Company's two newest stores will open on Thursday
February  5,  2004  in  the  Northern  California  communities  of  Salinas  and
Vacaville.
     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs, and other factors discussed in this news release and the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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